UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
______________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
AMERICAN WATER WORKS COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing the following information with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation of proxies for American Water’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”), to be held virtually on Wednesday, May 13, 2026, at 10:00 a.m., Eastern time. On March 24, 2026, American Water filed a definitive proxy statement (the “Proxy Statement”) and a definitive form of proxy card with the SEC in connection with the 2026 Annual Meeting. The following information supplements the Proxy Statement and is being filed with the SEC and is first made available to shareholders generally on or about May 8, 2026. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Proxy Statement.

* * *
On Thursday, May 7, 2026, American Water responded via email to an email from one of its institutional shareholders regarding the shareholder’s intention to vote on Proposal 3 included in the 2026 Proxy Statement. The relevant portion of the Company’s email response is as set forth below:

–As disclosed in our 2026 Proxy Statement, we believe PwC’s strengths include quality of service, institutional knowledge, experience with the financial reporting of regulated utilities, ability to support our geographically diverse operations, and strong communications with management and the Audit, Finance and Risk Committee—together with the firm’s independence, objectivity, and professional skepticism.
–Although PwC has served as our independent auditor for an extended period, we rotate the lead audit partner every five years in accordance with SEC rules, which we believe further supports auditor independence. Our most recent audit partner began his five-year rotation in the first quarter of 2023.
–Lastly, in the United States there are a limited number of audit firms with the scale and expertise to serve a company like ours. We work with several of these firms on other matters, which can create independence restrictions and reduce the pool of eligible auditors.